CARDERO RESOURCE CORP.
2007 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Port of Vancouver Room, 2nd Floor Renaissance Vancouver Hotel Harbourside 1133 West Hastings Street Vancouver, British Columbia
Time:	2:00 p.m.
Date:	Tuesday, May 8, 2007

CARDERO RESOURCE CORP.

CORPORATE DATA	Head Office Suite 1901 – 1177 W. Hastings Street Vancouver, British Columbia CANADA V6E 2K3 Telephone:604-408-7488 Toll Free:1-888-770-7488 Facsimile:604-408-7499 Web Site:www.cardero.com
Directors Hendrik Van Alphen Leonard Harris Lawrence Talbot Murray Hitzman Stephan Fitch

Officers

Hendrik Van Alphen, President & CEO

Michael W. Kinley, CFO

Marla Ritchie, Corporate Secretary

Lawrence Talbot, Vice President & General Counsel

Keith Henderson, Vice-President, Exploration

Mark Cruise, Vice-President, Business Development

Registrar & Transfer Agent Pacific Corporate Trust Company 2nd Floor, 510 Burrard Street Vancouver, British Columbia V6C 3B9
Legal Counsel Gowling Lafleur Henderson LLP Suite 2300, Four Bentall Centre P.O. Box 49122, 1055 Dunsmuir Street Vancouver, British Columbia V7X 1J1
Auditor Smythe Ratcliffe Chartered Accountants Suite 700 – 355 Burrard Street Vancouver, British Columbia V6C 2G8
Stock Exchange Listings Toronto Stock Exchange Symbol “CDU” American Stock Exchange Symbol “CDY” Frankfurt Stock Exchange Symbol “CR5”

CARDERO RESOURCE CORP.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of CARDERO RESOURCE CORP. (the “Company”) will be held in the Port of Vancouver Room, at the Renaissance Vancouver Hotel Harbourside, 2nd Floor, 1133 West Hastings Street, Vancouver, British Columbia on Wednesday, the 8th day of May, 2007, at the hour of 2:00 p.m. (local time), for the following purposes:

1.

To receive the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2006 (with comparative statements relating to the preceding fiscal period) together with the report of the Auditors thereon;

2.

To appoint auditors and to authorize the directors to fix their remuneration;

3.

To elect directors; and

4.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is an Information Circular dated April 3, 2007, a form of Proxy and an Annual/Interim Financial Statement and MD&A Request Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.

Shareholders are entitled to receive notice of and vote at the meeting either in person or by proxy.  Those who are unable to attend the meeting are requested to read, complete, sign, date and mail the enclosed form of proxy in accordance with the instructions set out in the proxy and in the Information Circular accompanying this Notice.  Please advise the Company of any change in your mailing address.

DATED at Vancouver, British Columbia, this 3rd day of April, 2007.

BY ORDER OF THE BOARD
“Henk Van Alphen” (signed)
HENK VAN ALPHEN, President & Director

CARDERO RESOURCE CORP.

INFORMATION CIRCULAR

(Containing information as at April 3, 2007 unless indicated otherwise)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Cardero Resource Corp. (the “Company”) for use at the Annual General Meeting of shareholders of the Company (and any adjournment thereof) to be held at 2:00 p.m. (Vancouver time) on Tuesday, May 8, 2007 at the place and for the purposes set forth in the accompanying Notice of Meeting (the “Meeting”).  While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the regular employees of the Company at nominal cost.  All costs of solicitation by management will be borne by the Company.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors and/or officers of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STRIKING OUT THE NAMES OF THOSE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.  A proxy will not be valid unless the completed form of proxy is received by Pacific Corporate Trust Company, 2nd Floor, 510 Burrard Street, Vancouver, British Columbia, V6B 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or, with respect to any matters occurring after the reconvening of any adjournment of the Meeting, not less than forty-eight (48) hours prior to the time of recommencement of such adjourned Meeting.

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered to the registered office of the Company, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, V7X 1J1 at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or in any other manner provided by law.  A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

VOTING OF PROXIES

The shares represented by a properly executed proxy in favour of persons designated as proxyholders in the enclosed form of proxy will:

(a)

be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be called for; and

(b)

where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy.

SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED OR WHERE THE SHAREHOLDER HAS SPECIFIED BOTH CHOICES.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting.  If amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business.  At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter that may be presented to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Authorized Capital:

Unlimited common shares without par value
Issued and Outstanding:

47,276,439(1) common shares without par value

(1) as at April 3, 2007

Only shareholders of record at the close of business on April 3, 2007 (the “Record Date”), who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their shares voted at the Meeting.

On a show of hands, every individual who is present as a shareholder or as a duly appointed representative of one or more registered corporate shareholders will have one vote, and on a poll every shareholder present in person or represented by a validly appointed proxyholder, and every person who is a duly appointed representative of one or more corporate shareholders, will have one vote for each common share registered in the name of the shareholder on the list of shareholders, which is available for inspection during normal business hours at Pacific Corporate Trust Company and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

To the knowledge of the directors and senior officers of the Company, there are no persons or companies who beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or proxyholders duly appointed by registered shareholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency.  Shareholders who do not hold their shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only registered shareholders are entitled to vote at the Meeting.  If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in such shareholder’s name on the records of the Company.  Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms).  Common shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the brokers’ clients.  Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.  Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Company to the registered shareholders.  However, its purpose is limited to instructing the registered shareholder (i.e. the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications Services (“ADP”).  ADP typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to ADP, or otherwise communicate voting instructions to ADP (by way of the internet or telephone, for example).  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.  A Beneficial Shareholder who receives an ADP voting instruction form cannot use that form to vote common shares directly at the Meeting.  The voting instruction form must be returned to ADP (or instructions respecting the voting of common shares must be communicated to ADP) well in advance of the Meeting in order to have the common shares voted.

This Information Circular and accompanying materials are being sent to both registered shareholders and Beneficial Shareholders.  Beneficial Shareholders fall into two categories – those who object to their identity being known to the issuers of securities which they own (“Objecting Beneficial Owners”, or “OBO’s”) and those who do not object to their identity being made known to the issuers of the securities they own (“Non-Objecting Beneficial Owners”, or “NOBO’s”).  Subject to the provision of National Instrument 54-101 – Communication with Beneficial Owners of Securities of Reporting Issuers (“NI 54-101”) issuers may request and obtain a list of their NOBO’s from intermediaries via their transfer agents.  If you are a Beneficial Shareholder, and the Company or its agent has sent these materials directly to you, your name, address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the common shares on your behalf.

The Company’s OBO’s can expect to be contacted by ADP or their brokers or their broker’s agents as set out above.

Although Beneficial Shareholders may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his broker, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity.  Beneficial shareholders who wish to attend the Meeting and indirectly vote their common shares as proxyholder for the registered shareholder should enter their own names in the blank space on the proxy or voting instruction card provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

All references to shareholders in this Information Circular and the accompanying form of Proxy and Notice of Meeting are to registered shareholders unless specifically stated otherwise.

ELECTION OF DIRECTORS

The Board of Directors presently consists of five directors and the directors have, by resolution, fixed the number of directors of the Company for the time being at five.  Accordingly, there are five directors to be elected for the ensuing year.

The term of office of each of the present directors expires at the Meeting.  The persons named below will be presented for election at the meeting as management’s nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees.  Management does not contemplate that any of these nominees will be unable to serve as a director.  Each director elected will hold office until the next annual general meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia) (“BCBCA”).

In the following table and notes thereto is stated the name of each proposed director, the municipality in which he is ordinarily resident, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at the date hereof.

Name, Position and Municipality of Residence (1)	Principal Occupation and, If Not at Present an Elected Director, Principal Occupation During the Past 5 Years (1)	Previous Service as a Director	Number of Shares (2)
VAN ALPHEN, Hendrik Director, President & Chief Executive Officer North Saanich, British Columbia	Businessman; President of the Company.	Since April 19, 1999	1,245,550
TALBOT, Lawrence W. (4) Director, Vice-President & General Counsel Richmond, British Columbia	Barrister & Solicitor; Shareholder & President, Lawrence W. Talbot Law Corporation (law firm)	Since April 17, 2003	Nil
HARRIS, Leonard(3)(4) Director Lone Tree, Colorado	Independent consultant to the mining industry.	Since February 25, 2000	15,000
HITZMAN, Murray(3)(4) Director Golden, Colorado	Professor of Economic Geology; Head of Department, Department of Geology and Geological Engineering, Colorado School of Mines, August 2000 – Present	Since January 11, 2006	Nil
FITCH, Stephan(3) Director London, England

Businessman; Managing Director, IAG Holdings Limited (private investment company) 2003 to present; previously Partner, International Asset Group Ltd. (private merchant and investment banking firm) 1995 to 2003.

		Since May 31, 2006	Nil

NOTES:

(1)

The information as to the municipality of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2)

The information as to shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(3)

Denotes member of Audit Committee.

(4)

Denotes member of the Compensation Committee.

AUDIT COMMITTEE

Under Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule “A” of the Company’s 2007 Annual Information Form dated January 26, 2007.

STATEMENT OF EXECUTIVE COMPENSATION

The Company is required to disclose the compensation of each of its Named Executive Officers for each of the Company’s three most recently completed financial years.  “Named Executive Officers” means the individuals who served as Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Company (or acted in a similar capacity) during the most recently completed financial year, regardless of the amount of compensation of such individuals, and each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recent financial year and whose total salary and bonus amounted to $150,000 or more.  In addition, disclosure is also required for any individuals whose total salary and bonus during the most recent financial year was $150,000 whether or not they are an executive officer at the end of the financial year.

During the fiscal year ended October 31, 2006, the Company had three Named Executive Officers, being Henk Van Alphen, the President and Chief Executive Officer, Michael W. Kinley, the Chief Financial Officer (who was appointed as such on January 9, 2006) and Mark D. Cruise, the Vice-President, Exploration (who commenced employment on November 14, 2004).  The following table sets forth the compensation awarded, paid to or earned by the Company’s Named Executive Officers during the financial years ended October 31, 2005, 2004, and 2003.  As reflected in the following table, the Company has two former Named Executive Officers (G. Ross McDonald, a former Chief Financial Officer who was appointed on April 14, 2004 and resigned on October 31, 2005 and Kenneth M. Carter, the former Chief Financial Officer who resigned on April 14, 2004) who received compensation as such during the past three years.  See also “Termination of Employment, Change in Responsibilities and Employment Contracts”.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation
Henk Van Alphen President & CEO	2006 2005 2004	$190,000 $180,000 $135,000	Nil Nil Nil	Nil Nil Nil	350,000/0 487,500/0 512,500/0	Nil Nil Nil	Nil Nil Nil	$Nil $32,000(2) $129,000(2)
Michael W. Kinley CFO	2006 2005 2004	$Nil N/A N/A	Nil N/A N/A	Nil N/A N/A	50,000/0 N/A N/A	Nil N/A N/A	Nil N/A N/A	$75,000(3) N/A N/A
Mark D. Cruise Vice-President, Exploration	2006 2005 2004	$197,750 $153,124 N/A	Nil $10,000 N/A	Nil Nil N/A	150,000/0 200,000/0 N/A	Nil Nil N/A	Nil Nil N/A	$Nil $Nil N/A
G. Ross McDonald Former CFO	2006 2005 2004	N/A Nil N/A	N/A Nil Nil	N/A Nil Nil	N/A 0/0 150,000/0	N/A Nil N/A	N/A Nil N/A	N/A $2,613 $2,700(4)
Kenneth M. Carter Former CFO	2006 2005 2004	N/A N/A Nil	N/A N/A Nil	N/A N/A Nil	N/A N/A 150,000/0	N/A N/A Nil	N/A N/A Nil	N/A N/A $14,375(5)

(1)

Fiscal years ended October 31.

(2)

Salary paid to Mr. Van Alphen pursuant to an employment agreement dated March 1, 2004 and consulting fees paid to Mr. Van Alphen pursuant to a consulting agreement dated February 1, 2002.  See “Management Contracts”.

(3)

Fees paid to Mr. Kinley for to financial consulting services.

(4)

Fees paid to Mr. McDonald for financial consulting services.

(5)

Fees paid to Mr. Carter for geological consulting services.

Long Term Incentive Plan

Long term incentive plan (“LTIP”) means “a plan providing compensation intended to motivate performance over a period greater than one financial year, LTIPs do not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale”. The Company has not granted any LTIPs during the past financial year.

Stock Appreciation Rights

Stock appreciation right (“SAR”) means a right, granted by an issuer or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s shares.  No SARs were granted to or exercised by the Named Executive Officer or directors of the Company during the past financial year.

Option Grants in Last Financial Year

Stock options were granted during the fiscal year ended October 31, 2006 to the Named Executive Officers as follows:

Name	Securities Under Options/SARs Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Security) (2)	Market Value of Securities Underlying Options/SARs on Date of Grant ($/Security(3))	Expiration Date
Henk Van Alphen	350,000	10.29%	$2.80	$2.79/N/A	May 2, 2008
Mark D. Cruise	150,000	4.41%	$2.80	$2.79/N/A	May 2, 2008
Michael W. Kinley	50,000	1.47%	$1.95	$1.95/N/A	August 4, 2008

(1)

Percentage of all of the Company’s incentive stock options granted during the fiscal year ended October 31, 2006.

(2)

The exercise price of the stock options is set by the directors in their discretion, provided that such price may not be less than the closing price of the common shares of the Company on the Toronto Stock Exchange (the “TSX”) for the trading day immediately preceding the date of grant.  The exercise price may only be adjusted in the event that certain specified events cause dilution of the Company’s share capital or with the consent of the TSX in accordance with applicable TSX policies.

(3)

The market value of the common shares of the Company on the date of grant is the price at which the Company’s shares closed for trading on the date of grant of the options, being May 2, 2006 ($2.79) and August 4, 2006 ($1.95).  Free standing SARs have not been granted.

Aggregated Option Exercises during the Most Recently Completed Financial Year and
Financial Year-End Option Values

The following table sets forth details of all exercises of stock options during the last financial year ended October 31, 2006, by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis:

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Henk Van Alphen	87,500	205,625.00	425,500/Nil	$Nil/Nil
Mark D. Cruise	Nil	N/A	150,000/Nil	$Nil/Nil
Michael W. Kinley	Nil	N/A	250,000/Nil	$500/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSX on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSX on October 31, 2006, being the last trading day of the Company’s shares for the financial year, of $1.96 per share, less the exercise price per share.

Option Repricings

No stock options held by the Named Executive Officers were repriced during the last financial year.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have a defined benefit/actuarial plan under which benefits are determined primarily by final compensation and years of service of the Company’s officers and key employees.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company has no plans or arrangements in respect of remuneration received or that may be received by a Named Executive Officer in the Company’s most recently completed financial year or current financial year in respect of compensating such officer in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control, except as follows:

1.

The Company has entered into an agreement dated March 1, 2004 with Hendrik Van Alphen, pursuant to which Mr. Van Alphen is employed by the Company as its President and Chief Executive Officer.  In accordance with the terms of the agreement, the Company paid Mr. Van Alphen $190,000 (2005 - $180,000) during the fiscal year ended October 31, 2006.  Pursuant to such employment agreement, Mr. Van Alphen is entitled to certain compensation in the event of termination of his employment (voluntary or otherwise) as a result of a change in control in the Company or a change in his responsibilities following a change in control of the Company, as follows:

In the event of the occurrence of any of the following events:

•

a change in control of the Company (being the acquisition of voting shares constituting 20% of the then outstanding voting shares by any person or group of persons acting in concert)

•

the sale of all of the Company’s assets where there is no intention to acquire new mineral projects or there is an intention to pursue a business other than the exploration and development of mineral projects

•

a merger of the Company in which existing shareholders receive less than 50% of the share capital of the merged entity

•

a change in a majority of the incumbent directors of the Company or the appointment of new directors constituting a majority of the then board of directors

Mr. Van Alphen may, at any time during the period commencing 30 days after such event and ending one year after such event, resign from employment with the Company.  In such event, he is then entitled to receive an amount equal to one and one-half times an amount equal to his then annual base salary plus the amount of the last bonus paid to him (if any) plus the amount of vacation pay otherwise payable for the next ensuing 12-month period.  In addition, he will be entitled to reimbursement of outplacement and financial counselling services up to $20,000 and a continuation of his then existing employee benefits for a period of one year after termination or until he sooner finds alternate employment that provides reasonably comparable benefits.

In addition to the foregoing, if a situation occurs which is tantamount to constructive dismissal, whether or not following a change in control, Mr. Van Alphen may voluntarily resign from employment with the Company within ninety days of such occurrence and, in such circumstances, would be entitled to receive the same consideration as noted above.

2.

The Company has entered into an agreement dated November 15, 2004 with Mark D. Cruise, pursuant to which Mr. Cruise is employed by the Company as its Vice-President, Exploration.  In accordance with the terms of the agreement, the Company paid Mr. Cruise $197,750 (2005 - $153,124) during the fiscal year ended October 31, 2006.  The employment agreement provides that it can be terminated by the Company upon not less than 90 days’, and not more than 180 days’, notice and by Mr. Cruise on not less than 90 days’, and not more than 120 days’, notice.  No additional amounts are payable to Mr. Cruise other than pursuant to such notice periods.

Statement of Corporate Governance Practices

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer’s corporate governance practices in Form 58-101F1.  The Company’s approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule “A”.

Composition of the Compensation Committee

The Company’s Compensation Committee is comprised of two un-related directors, Leonard Harris (Chair) and Murray Hitzman, and one related director, Lawrence W. Talbot (the Vice-President and General Counsel of the Company since July 1, 2006).  Murray Hitzman was appointed to the Compensation Committee on April 19, 2006, replacing Mr. Anthony Frizelle (an un-related director), who did not stand for re-election as a director at the 2006 annual general meeting held on April 19, 2006.

The Board has adopted a written charter for the Compensation Committee, effective December 16, 2004.  There is no written position description for the Chair of the Compensation Committee.  However, as a general statement, the Chair is responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the committee’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the committee.

The Compensation Committee is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s Incentive Stock Option Plan.  With regard to the CEO, the Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and making recommendations to the Board with respect to the Chief Executive Officer’s compensation level based on this evaluation.  In consultation with the CEO, the Compensation Committee makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under share compensation plans.  The Compensation Committee also reviews executive compensation disclosure before the Company publicly discloses the information.  During the most recently completed financial year, the Compensation Committee met two times.

The Compensation Committee has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties, but it did not retain any such outside advisor during the fiscal year ended October 31, 2006.

Report on Executive Compensation

Executive officers are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the Compensation Committee by compensation consultants, recruitment agencies and auditors as well as historical precedent.  In addition, pursuant to the employment agreements in place for the President and Chief Executive Officer and the Vice-President, Exploration, the Compensation Committee will consider the performance of the executive officer during the relevant fiscal year, the rate of inflation, the performance of the Company and of its common shares, the services anticipated to be provided by the executive officer over the next fiscal year, the comparable salaries for such position in the then current marketplace in which the Company operates, the existing and projected financial status of the Company and any other factors it determines to be relevant.

The foregoing criteria are used to assess the appropriate compensation level for the Company’s Chief Executive Officer and other executive officers.

Executive Compensation Program

The executive compensation program formulated by the Compensation Committee is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the Compensation Committee) and are subsequently reviewed each fiscal year to determine if adjustments are required.  Incentive compensation, consisting primarily of the awarding of stock options, is directly tied to the performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The Compensation Committee, in consultation with the Chief Executive Officer, makes recommendations to the Board regarding the base salaries and bonuses for senior management and employees of the Company other than the Chief Executive Officer.  The Compensation Committee is responsible for recommending the salary level of the Chief Executive Officer to the Board for approval (which must be by a vote of a majority of the un-related directors).

Bonus

The Chief Executive Officer presents recommendations to the Compensation Committee with respect to bonuses to be awarded to the members of senior management (other than himself) and to the other employees of the Company (if any).  The Compensation Committee evaluates each member of senior management and the other employees of the Company in terms of their performance and the performance of the Company.  The Compensation Committee then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO) and to the employees of the Company, and recommends such determination to the Board. No bonuses were recommended by the CEO with respect to senior management, or by the Compensation Committee in respect of the CEO, with respect to the fiscal year ended October 31, 2006.

The CEO has discretion to award bonuses to employees other than senior management based on the contribution they have made to the Company during the year.  No bonuses were awarded by the CEO in respect of the fiscal year ended October 31, 2006.

Stock Option Plan

The Company’s Incentive Stock Option Plan is administered by the CEO upon recommendations from the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  The grant of options under the Incentive Stock Option Plan is reviewed by the Compensation Committee, based upon the Chief Executive Officer’s recommendations, and then submitted to the full Board for approval.  Please see “Securities Authorized for Issuance under Equity Compensation Plans” above for a summary of the Company’s Stock Option Plan.

Compensation of the CEO

The process for the setting of the compensation of the Chief Executive Officer of the Company is the same as for the other members of senior management of the Company.  The Chief Executive Officer’s performance is evaluated by the Compensation Committee relative to various objectives set for him and the Company, as noted above.

The foregoing report has been furnished by Leonard Harris, Chair of the Compensation Committee, as of April 3, 2007.

Performance Graph

The following chart compares the total cumulative shareholder return on $100 invested in common shares of the Company on October 31, 2001 with the cumulative total returns of the S&P/TSX Composite Index for the five most recently completed financial years:

5 Year Index Values: October 31	2001	2002	2003	2004	2005	2006
Cardero (CDU)	100	413	750	1,156	1,053	653
S&P/TSX Composite	100	91	113	129	151	179

Compensation of Directors

The Company does not compensate its directors in their capacities as such.  Incentive stock options to certain of the Company’s directors may be granted during the fiscal year, the details of which are set out in the following tables.

The following stock options were granted to the directors of the Company who were not Named Executive Officers, as a group, during the last financial year ended October 31, 2006:

Option Grants in Last Financial Year to Directors Who are Not Named Executive Officers
(as a group)

Name	Securities Under Options Granted	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security(3))	Expiration Date
Directors who are not Named Executive Officers	1,000,000(2)	29.41%	$2.80 $1.95	$2.79/N/A $1.95/N/A	May 2, 2008 August 4, 2008

(1)

Percentage of all of stock options granted to directors, senior officers and employees during the last financial year.

(2)

200,000 of these options were cancelled on October 1, 2006.

(3)

The market value of the common shares of the Company on the date of grant is the price at which the Company’s shares closed for trading on the date of grant of the options, being May 2, 2006 ($2.79) and August 4, 2006 ($1.95).  Free standing SARs have not been granted.

The following table sets forth details of all exercises of stock options during the last financial year ended October 31, 2006, by directors who are not Named Executive Officers of the Company, as a group, and the financial year-end value of unexercised stock options on an aggregated basis:

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values
of Directors Who are Not Named Executive Officers (as a group)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers (4)	433,000	$1,334,000	900,000/Nil	$6,750/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSX on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSX on October 31, 2006, being the last trading day of the Company’s shares for the financial year, of $1.96 per share, less the exercise price per share.

(3)

Includes the exercise of options by Anthony Frizelle, a former director of the Company who did not stand for re-election at the 2006 annual general meeting held on April 19, 2006 and G. Ross McDonald, former CFO, who resigned on October 28, 2005.

During the most recently completed financial year, no directors of the Company received compensation for services provided to the Company in their capacities as directors and/or consultants and/or experts, except as follows:

1.

Gowling Lafleur Henderson LLP, a law firm in which a director was a partner, received approximately $113,791 for professional services (including fees, disbursements and taxes).

2.

Lawrence W. Talbot Law Corporation, a law firm in which a director is a shareholder, received approximately $37,666 for professional services (including fees, disbursements and taxes).

Equity Compensation Plans

The following table provides information regarding the Company’s equity compensation plans which were in effect during the past financial year:

Plan Category	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Shareholders(1)	4,150,800	$2.51	161,444
Equity Compensation Plans Not Approved By Shareholders(1)	None	N/A	N/A
Total(1):	4,150,800		161,444

(1)

As at October 31, 2006.

The Company adopted a “rolling” stock option plan reserving a maximum of 10% of the issued common shares of the Company at the time of any stock option grant (the “Plan”).  The Plan was approved by the Company’s shareholders on April 19, 2006 and accepted for filing by the TSX upon the listing of the Company’s common shares on the TSX on July 5, 2006.

The Plan is subject to the following terms:

1.

The aggregate number of shares that may be issued pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the shares of the Company issued and outstanding at the time of the grant.

2.

The number of shares subject to each option will be determined by the Board of Directors, provided that the aggregate number of shares reserved for issuance pursuant to options granted under the plan or other share compensation arrangements of the Company for issuance to:

(a)

insiders may not exceed 10% of the issued shares of the Company; and

(b)

insiders within a one year period may not exceed 10% of the issued shares of the Company,

in each case calculated as at the date of grant of the option, including all other shares under option to such Person at that time.

3.

The exercise price of an option will be set by the directors in their discretion, but such price is to be fixed in compliance with the applicable TSX Company Manual and, in any event, will not be less than the closing price of the Company’s common shares on the TSX on the day prior to the option grant.

4.

Options may be exercisable for a period of up to ten years from the date of grant.  The directors may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

5.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board of Directors will have the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the shares thereby issued to such bid and the completion of, and consequent taking up of such shares under, such bid or going private transaction.

6.

The exercise price of an option, and the number of shares which may be acquired upon the exercise of such option, will be adjusted upon the occurrence of certain events, including the payment of stock dividends (other than a dividend in lieu of cash in the ordinary course), the exchange of such shares for another security through an amalgamation, arrangement or other similar transaction, and consolidations or share subdivisions.

7.

Options are non-assignable, and may, during his lifetime, only be exercised by the optionee.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the Company’s last completed financial year, was any director, executive officer, employee, proposed management nominee for election as a director of the Company, or any associate of any such director, executive officer, or proposed management nominee of the Company, or any former director, executive officer or employee of the Company or any of its subsidiaries, indebted to the Company or any of its subsidiaries or indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES

None of the proposed directors is, or during the ten years preceding the date of this Information Circular has been, a director or executive officer of any company that, while that person was acting in that capacity:

(a)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver manager, or trustee appointed to hold its assets.

PERSONAL BANKRUPTCIES

During the ten years preceding the date of this Information Circular, no proposed director has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

PENALTIES AND SANCTIONS

No proposed director has been subject to:

(d)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person of the Company, nor any shareholder beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company nor an associate or affiliate of any of the foregoing persons has, since November 1, 2005 (being the commencement of the Company’s last completed financial year), had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102, “informed person” means:

(a)

a director or executive officer of a reporting issuer;

(b)

a director or executive officer of a person or company that is itself an informed person or subsidiary of a reporting issuer;

(c)

any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the reporting issuer other than voting securities held by the person or company as underwriter in the course of a distribution; and

(d)

a reporting issuer that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

APPOINTMENT OF AUDITOR

The Audit Committee of the Company has recommended to the full board that the Company propose Messrs. Smyth Ratcliffe, C.A., the incumbent auditors, to the shareholders for re-election as the Company’s auditors.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of Smythe Ratcliffe, Chartered Accountants, as auditors of the Company and to authorize the directors to fix their remuneration.  Smythe Ratcliffe, C.A. were first appointed auditors of the Company on October 7, 2002.

MANAGEMENT CONTRACTS

The management functions of the Company are substantially performed by the directors and officers of the Company, and not to any substantial degree by any other person with whom the Company has contracted.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth in this Information Circular, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditors.  Directors and executive officers may, however, be interested in the approval of the Company’s Incentive Stock Option Plan as detailed below.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – Cardero Resource Corp.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting the Vice-President and General Counsel of the Company at Suite 1901 – 1177 West Hastings Street, Vancouver, BC  V6E 2K3.

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the board of directors of the Company (the “Board”), the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

Structure and Compensation

The Board is currently composed of five (5) directors.  All of the proposed nominees for election as a director at the 2007 Annual General Meeting are current directors of the Company.  Form 58-101F1 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under Multilateral Instrument 52-110 (“MI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of the company’s board of directors, reasonably interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, two (2), being Hendrik Van Alphen, the President and Chief Executive Officer, and Lawrence W. Talbot, the Vice-President and General Counsel, are “inside” or management directors and, accordingly are not considered by the Board to be “independent”.  The three (3) remaining current directors are considered by the Board to be “independent”, within the meaning of MI 52-110.

The Company does not currently have a Chairman of the Board and, given the current size of the Board, does not consider that a Chairman is necessary.  The independent directors exercise their responsibilities for independent oversight of management, and are provided with leadership, through their position on the Board and ability to meet independently of management whenever deemed necessary.  The Board will give consideration to appointing an “independent” member as Chairman at such time as it believes that such a position is required.  Although the independent directors have the ability to meet as a group without the non-independent directors or management being present, they did not find it necessary to do so during the fiscal year ended October 31, 2006.

The Company does not currently pay its directors any remuneration, as such, and the only compensation received by non-management directors is through the grant of incentive stock options.  The quantity and quality of the Board compensation is reviewed on an annual basis, and any recommendations are referred to the Compensation Committee for review and consideration.  The number of options to be granted to any director is ultimately determined by the Board as a whole, based upon the recommendations of the Compensation Committee, thereby providing the independent directors with significant input into compensation decisions.  At present, the Board is satisfied that the current Board compensation arrangements adequately reflect the responsibilities and risks involved in being an effective director of the Company.

The following directors of the Company are directors of other reporting issuers:

Name of Director	Other Reporting Issuers	Exchange
Lawrence W. Talbot	Alma Resources Ltd.	TSXV
Hendrik Van Alphen	Wealth Minerals Ltd. Athlone Energy Ltd. International Tower Hill Mines Ltd.	TSXV TSXV TSXV
Leonard Harris	Alamos Gold Inc. Canarc Resource Corp. Morgain Minerals Inc. Endeavour Silver Corp. Solitario Resources Corporation Sulliden Exploration Inc. IMA Exploration Inc. Indico Technologies Inc.	TSX TSX TSXV TSXV TSX TSXV TSXV TSXV
Murray W. Hitzman	Mansfield Minerals Ltd. TEAL Exploration & Mining Incorporated	TSXV TSX, JSE

During the fiscal year ended October 31, 2006, there have been 4 formal Board meetings.  All of the directors attended all four meetings, with the exception of Leonard Harris and Murray Hitzman, who each attended three.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the Audit Committee and the Compensation Committee.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.  However, as the Company grows, the Board will likely move to develop a formal written mandate.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems and for the Company’s policies respecting corporate disclosure and communications.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.

The positions of President and Chief Executive Officer are combined.  The Board believes the Company is well serviced and the independence of the Board from management is not compromised by the combined role.  The Board does not, and does not consider it necessary to, have any formal structures or procedures in place to ensure that the Board can function independently of management.  The Board believes that its current composition, in which only two of five members are members of management, is sufficient to ensure that the Board can function independently of management.

Position Descriptions

The Board has not developed a written position for the Chair of the Board (as it does not currently have one), or for the Chair of its two standing committees, the Audit Committee and the Compensation Committee, nor have the Board and the Chief Executive Officer developed a position description for the Chief Executive Officer.

The Board does not believe that, at this stage of the Company’s development, formal written position descriptions of the position of the Chair of the board and of each standing committee are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the Chief Executive Officer are as set forth in the existing employment agreement between the Chief Executive Officer and the Company, which were developed by the Board, in consultation with the Chief Executive Officer, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the Chief Executive Officer.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

Board turnover is relatively rare and, with the exception of Mr. Murray W. Hitzman and Mr. Stephan Fitch, the current directors have been with the Company for at least 4 years and two have been with the Company for 7+ years.  As a result, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations, and the low Board turnover.  However, if the growth of the Company’s operations warrants it, it is likely that a formal orientation process will be implemented.

The skills and knowledge of the Board of Directors as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in running and managing public companies in the natural resource sector.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  Board members have full access to the Company’s records.  Reference is made to the table under the heading “Election of Directors” for a description of the current principal occupations of the members of the Company’s Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, the Board has adopted a “Code of Business Conduct and Ethics” for its directors,, officers and employees and, in appropriate cases, consultants.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Vice-President and General Counsel to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the Business Corporation Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

Nomination of Directors

The Board as a whole determines new nominees to the Board, although a formal process has not been adopted.  The nominees are generally the result of recruitment efforts by the individual Board members, including both formal and informal discussions among Board members and the President and Chief Executive Officer.  The current size of the Board is such that the entire Board takes responsibility for selecting new directors.  Proposed directors’ credentials are reviewed in advance of a Board meeting with one or more members of the Board prior to the proposed director’s nomination.  The Board does not believe that, at this time, the stage of its development requires an extensive formal nominating process or committee.  When vacancies arise on the Board (which they do infrequently) the Board believes that a full review and discussion of any nominees proposed by any director is the best way to determine whether or not such nominee is appropriate for, and possesses the knowledge and expertise required, by the Company at the particular time a new director is being sought.  As the Board as a whole is comprised on a majority of independent directors, the Board is of the view that this serves to ensure that all potential nominees are thoroughly review by the independent directors and that any such nominations will require the objective approval of the independent directors.

Compensation

See “Compensation Committee”, “Report of the Compensation Committee” and “Compensation of Directors” for details on the Company’s Compensation Committee and the committee’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board does not have any standing committees other than the Audit Committee and the Compensation Committee.

As the Company grows, and its operations and management structure became more complex, the Board will likely find it appropriate to constitute formal standing committees, such as a Corporate Governance Committee and a Nominating Committee, and to ensure that such committees are governed by written charters and are composed of at least a majority of “independent” directors.

Assessments

The Board monitors but does not formally assess the performance of individual Board members or committee members or their contributions.  The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant.  Based on the Company’s size, its stage of development and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.  The Board plans to continue evaluating its own effectiveness on an ad hoc basis.